Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

FOR IMMEDIATE RELEASE

OMNOVA SOLUTIONS REPORTS IMPROVED SECOND QUARTER 2004 RESULTS

•	Sales increased 7.3%

•	Operating profit improved by $4.6 million

•	EPS of $0.01 versus $(0.12) in 2003

FAIRLAWN, OHIO, June 22, 2004 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $0.3 million or $0.01 per diluted share for the second quarter of 2004, compared to a loss of $5.0 million or $(0.12) per diluted share during the second quarter of 2003. Included in the second quarter of 2004 were restructuring and severance charges of $0.1 million, while during the second quarter of 2003 the Company took a deferred financing cost write-off of $3.1 million. Excluding these charges, the Company reported income of $0.4 million, or $0.01 per diluted share for the second quarter of 2004 as compared to a loss of $1.9 million, or $(0.04) per diluted share for the second quarter of 2003.

Sales increased 7.3% to $189.5 million for the second quarter of 2004, compared to $176.6 million during the same period a year ago. Cost of goods sold for the second quarter of 2004 increased $8.6 million to $141.7 million versus the same

- more -

OMNOVA Add 1

quarter last year while gross profit improved to $47.8 million in the second quarter of 2004 as compared to $43.5 million in 2003. Gross profit margins improved to 25.2% versus 24.6% a year ago despite continued inflation in oil and natural gas based raw materials of $3.0 million. These costs, along with higher pension expense of approximately $1.0 million, were offset by higher pricing, increased volume, improvements in manufacturing productivity, and lower spending. Selling, general and administrative costs increased $1.2 million to $36.0 million, or 19.0% of sales, in the second quarter of 2004 versus $34.8 million, or 19.7% of sales, in the second quarter of 2003. Interest expense increased to $5.1 million for the second quarter of 2004 as compared to $2.9 million for the same period a year ago, because of higher average interest rates as a result of last year’s refinancing actions. The Company’s total debt at the end of the second quarter of 2004 was $193.6 million, a decrease of $9.4 million from the first quarter of 2004.

“I am encouraged by our positive EPS results, the first in the past six quarters. We made good progress in top line sales growth, and improved or equaled operating profit in all three of our business segments despite a challenging raw material environment. Actions taken in 2003 to reduce our fixed cost structure are yielding the benefits we projected, approximately $16 million annualized. We are seeing improvement in most of our end-use markets after a weak economic environment over the past two years and we are optimistic that the improvement should continue throughout 2004,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “However, as the year unfolds significant risk of raw material inflation remains. We made progress in the second quarter in implementing price increases to partially offset raw material costs, but will need more price increases in the third quarter as styrene, butadiene, polyvinyl chloride resins and acrylic monomers continue to climb. Through pricing initiatives, new volume opportunities created by innovative new products, continued focus on discretionary spending, and LEAN SixSigma programs to eliminate waste and improve customer satisfaction, we expect to significantly offset future raw material risk.”

- more -

OMNOVA Add 2

Performance Chemicals - Net sales during the second quarter of 2004 increased 10.4% to $91.6 million versus $83.0 million in the second quarter of 2003. Stronger customer demand and new product introductions positively impacted revenues for carpet, paper, nonwovens, tire cord and adhesive/tape products. Segment operating profit was $4.7 million in the second quarter of 2004 as compared to $2.0 million in the second quarter of 2003. As compared to last year, raw material costs were up $2.3 million during the quarter, primarily related to higher styrene costs driven by high oil and natural gas feedstock costs. During the Company’s third quarter of 2004, raw material prices are expected to increase by approximately $8.0 million as compared to the third quarter of 2003. In response to the continuing raw material inflation, the Company has implemented price increases across all product lines during the first half of the year totaling $16.0 million on an annual basis, and has announced additional price increases across all product lines to take effect in the third quarter.

The carpet latex product line generated record sales during the quarter and increased market penetration through new account wins. The North American coated paper market continues to improve, driven by higher print ad spending and lower imports. Also, the Company’s first generation POLYFOX™ fluorosurfactants, which received full regulatory approval from the EPA last quarter, significantly increased trialing activity across a broad customer base, with sales expected to ramp up in the second half of 2004.

Decorative Products - Net sales were $69.9 million during the second quarter of 2004, equaling last year’s sales which included $1.4 million from the heat transfer product line that the Company exited in late 2003. Favorable foreign exchange conversion benefited Decorative Products’ sales by $1.6 million in the quarter. Hospitality properties increased their spending in the quarter, as higher occupancy rates and improved revenue per room provided owners with increased cash flow for refurbishment activity. However, the corporate office market has yet to rebound. Coated fabrics sales increased versus last year with higher volume due to new product introductions and increased customer penetration in the marine and automotive

- more -

OMNOVA Add 3

aftermarket areas. Coated fabrics also benefited from higher sales in industrial films as several competitors exited the business. Decorative Products’ operating profit totaled $3.3 million for the second quarter of 2004, an improvement of $1.9 million versus the second quarter of last year primarily due to cost reduction initiatives from 2003. Headcount was down 14% versus the second quarter of 2003, and quality costs improved as a result of LEAN Six Sigma initiatives. Operating profit improved in all domestic product lines during the quarter, partially offset by weaker results in the Company’s European operations, where the U.K. office market remains very weak.

During the quarter, the wallcovering product line introduced its new brease™ permeable wallcovering technology. Sales in our unconsolidated Asian joint venture improved 28.1% versus last year as the operation gained market share while serving an increasingly global customer base. In decorative laminates, orders are strengthening for new products introduced in 2003, including SURF(X)® three-dimensional laminates, where two national retailers are specifying product for store fixture and countertop applications, and a contract furniture manufacturer added new designs to its product line. In a subsequent event, on June 16, 2004, the Company entered into a new 3-year labor contract with employees at its Columbus, Mississippi manufacturing facility.

Building Products – Net sales of the Company’s single-ply commercial roofing membrane products were $28.0 million during the second quarter of 2004, an increase of 18.1% compared to $23.7 million in the second quarter of 2003. Refurbishment sales, representing over 60% of Building Products’ volume, continued to be strong as many building owners increased their spending on maintenance requirements after several years of delays. The segment generated operating profit of $0.7 million for the second quarter of 2004 which was equal to last year. Higher sales volumes, improved manufacturing efficiencies, and improved margins from new product introductions were offset by higher warranty and raw material costs. Price increases of approximately 5% have been announced in the single-ply membrane market, with an effective date of

- more -

OMNOVA Add 4

July 1. These price increases are needed to offset the rising costs of raw materials. Building Products also was awarded a 2004 NORTECH Innovation award for its PEEL & STICK™ thermoplastic roofing system, which offers significant advantages in installation ease, time and cost, plus environmental benefits.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call on Wednesday, June 23, 2004, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, June 30, 2004. A telephone replay will also be available beginning at 2:30 p.m. EDT on June 23, 2004, and ending at 11:59 p.m. EDT on June 30, 2004. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 733977.

- more -

Non-GAAP and Other Financial Measures - This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net income (loss) and net income (loss) per diluted share excluding restructuring and severance costs and deferred financing cost write-off (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended May 31,		Six Months Ended May 31,
Dollars in millions, except per share data	2004	2003	2004	2003
Net income (loss)	$.3	$(5.0)	$(5.5)	$(11.9)
Excluded items (net of tax)	(.1)	(3.1)	(.4)	(4.2)

Income (loss) before excluded items (net of tax)	$.4	$(1.9)	$(5.1)	$(7.7)

Income (loss) per diluted share	$.01	$(.12)	$(.13)	$(.30)
Loss per diluted share for excluded items (net of tax)	—	(.08)	(.01)	(.11)

Income (loss) per diluted share before excluded items (net of tax)	$.01	$(.04)	$(.12)	$(.19)

Number of diluted shares outstanding	40.3M	39.9M	40.1M	39.9M
Effective tax rate	19.3%	0%	1.7%	2.0%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating profit (loss) to consolidated income (loss) before taxes.

	Three Months Ended May 31,		Six Months Ended May 31,
Dollars in millions	2004	2003	2004	2003
Performance Chemicals	$91.6	$83.0	$171.8	$157.7
Decorative Products	69.9	69.9	129.6	132.2
Building Products	28.0	23.7	48.0	40.1

Total Sales	$189.5	$176.6	$349.4	$330.0
Performance Chemicals
Operating profit	$4.7	$2.2	$6.6	$3.7
Restructuring and severance	—	(.2)	—	(.4)

Performance Chemicals segment operating profit	4.7	2.0	6.6	3.3

Decorative Products
Operating profit (loss)	$3.4	$1.2	$2.8	$(1.8)
Restructuring and severance	(.1)	.2	(.4)	(.6)

Decorative Products segment operating profit (loss)	3.3	1.4	2.4	(2.4)
Building Products
Operating profit	$.7	$.7	$1.4	$.5
Restructuring and severance	—	—	—	—

Building Products segment operating profit	.7	.7	1.4	.5

Total Segment Operating Profit	$8.7	$4.1	$10.4	$1.4
Interest expense	(5.1)	(2.9)	(10.3)	(4.9)
Corporate expense	(3.2)	(3.1)	(5.5)	(5.4)
Restructuring and severance	—	—	—	(.1)
Deferred financing cost write-off	—	(3.1)	—	(3.1)

Income (Loss) Before Taxes	$.4	$(5.0)	$(5.4)	$(12.1)

Capital expenditures	$1.9	$1.9	$3.8	$4.2

OMNOVA Add 6

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “could,” “may,” “should,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “likely,” “would” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions. Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; raw material prices for petrochemicals and chemical feedstocks including styrene, butadiene, and polyvinyl chloride; acts of war or terrorism; competitive pressure on pricing; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; a prolonged work stoppage; governmental and regulatory policies; rapid increases to health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance

- more -

OMNOVA Add 7

and acquisition activities; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2003 sales of $683 million and 2,100 employees worldwide. OMNOVA is an innovator of emulsion polymers and specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses.

# # #

Web Site: http://www.omnova.com

OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per-Share Data)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2004	2003	2004	2003
Net Sales	$189.5	$176.6	$349.4	$330.0

Costs and Expenses
Cost of goods sold	141.7	133.1	262.0	248.5
Selling, general and administrative	36.0	34.8	69.1	68.9
Depreciation and amortization	5.7	6.8	11.5	13.6
Interest expense	5.1	2.9	10.3	4.9
Other expense	.5	.9	1.5	2.0
Restructuring and severance	.1	—	.4	1.1
Deferred financing cost write-off	—	3.1	—	3.1

	189.1	181.6	354.8	342.1

Income (Loss) Before Income Taxes	.4	(5.0)	(5.4)	(12.1)
Income tax expense (benefit)	.1	—	.1	(.2)

Net Income (Loss)	$.3	$(5.0)	$(5.5)	$(11.9)

Basic Earnings (Loss) Per Share
Net Earnings (Loss) Per Basic Share	$.01	$(.12)	$(.13)	$(.30)

Diluted Earnings (Loss) Per Share
Net Earnings (Loss) Per Diluted Share	$.01	$(.12)	$(.13)	$(.30)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	May 31, 2004	November 30, 2003
	(Dollars in millions)
ASSETS:
Current Assets
Cash and cash equivalents	$13.2	$14.1
Accounts receivable, net	107.3	97.4
Inventories	55.3	45.1
Deferred income taxes	4.2	4.2
Prepaid expenses and others	4.3	3.8

Total Current Assets	184.3	164.6

Property, plant and equipment, net	168.6	174.3
Trademarks and other intangible assets, net	14.6	15.4
Prepaid pension	57.4	57.5
Other assets	26.2	27.1

Total Assets	$451.1	$438.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$.2	$—
Accounts payable	89.5	72.1
Accrued payroll and personal property taxes	12.3	12.8
Accrued interest	9.4	9.7
Other current liabilities	18.5	20.4

Total Current Liabilities	129.9	115.0

Long-term debt	193.4	192.2
Postretirement benefits other than pensions	48.1	48.8
Deferred income taxes	4.2	4.2
Other liabilities	10.4	11.0

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.0 million and 41.9 million shares issued in May and November, respectively; 40.2 million and 40.0 million shares outstanding in May and November, respectively	4.2	4.2
Additional contributed capital	309.3	309.3
Retained deficit	(237.3)	(231.8)
Treasury stock at cost; 1.8 and 1.9 million shares in May and November, respectively	(12.0)	(12.7)
Accumulated other comprehensive gain (loss)	.9	(1.3)

Total Shareholders’ Equity	65.1	67.7

Total Liabilities and Shareholders’ Equity	$451.1	$438.9